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                                                                       Exhibit 1
                                 Hunter Lipton
                            124 East 79/th/ Street
                              New York, NY 10021

January 9, 2002


Mr. Frederick R. Adler
1520 South Ocean Blvd.
Palm Beach, FL 33480

Dear Mr. Adler:

     This will confirm our understanding and agreement that I will sell to you and you will purchase from me, 1,194,326 shares (the "Shares") of common stock, $.01 par value per share, of Shells Seafood Restaurants, Inc. ("Shells") at a price per Share of $.13(i.e., $155,262.38 in the aggregate). The Closing for this sale and purchase shall occur on such date as you shall determine, but in no event later than ten business days from and after the date hereof, unless otherwise mutually agreed to by you and the undersigned. The purchase price for the Shares shall be payable by personal check against delivery of a stock certificate representing the Shares, together with an appropriate stock power executed in blank or such other form of transfer documentation as you determine shall be necessary.

     I represent and warrant that I have, and at the Closing will have, good, valid and marketable title in and to the Shares, free and clear of any and all liens and encumbrances, with full legal right, power and authority to sell, assign, transfer and deliver the Shares; and upon delivery of and payment for the Shares as provided above, you will receive good, valid and marketable title to the Shares, free and clear of any and all liens, encumbrances, equities, security interests and claims (though you and I acknowledge that the Shares are not freely tradeable and are fully subject to Rule 144 of the Securities and Exchange Commission).

     I further represent to you that, due to my personal situation, I desire and am agreeing to sell the Shares to you under the terms and conditions set forth in this letter, irrespective of any present or future plans or projections of Shells. In this regard, you acknowledge that you are aware, and have been informed, that Shells is currently in negotiations concerning a transaction which may proceed and be consummated in the near future. You have represented that you have no present intention of disposing of any of these shares.
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     If you are in agreement with the matters set forth in this letter, please sign where indicated below and thereupon this letter shall become a binding agreement between us as set forth herein.


                                             Very truly yours,


                                             /s/ Hunter Lipton
                                             -----------------------
                                               Hunter Lipton


ACCEPTED AND AGREED TO:


/s/ Frederick R. Adler
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    Frederick R. Adler